AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of November 15, 2017, by and among Dala Petroleum Corp., a Delaware corporation (“Parent”), Mark Savage, Parent’s President, a director and a beneficial shareholder (“Mr. Savage”), Matthew Atkinson, Parent’s Secretary and a beneficial shareholder (“Mr. Atkinson”), M2 Equity Partners LLC, a Minnesota limited liability company and principal shareholder of Parent (“M2”), and Dala Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”); and KonaTel, Inc., a Nevada corporation (“Company”), and D. Sean McEwen, Company’s Chairman and sole shareholder (“Company Shareholder”).  The foregoing are sometimes singly referred to as a “Party” or collectively as the “Parties,” or respectively as the “Parent Parties” or the “Company Parties.”

RECITALS:

WHEREAS, Company, through its network, is a full service cellular provider that delivers cellular products and services to individual and business customers in various retail and wholesale markets nationwide (the “Business”); and

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and Company, and Parent, as Merger Subsidiary’s sole shareholder, and Company Shareholder, have approved the merger of the Merger Subsidiary with and into Company (the “Merger”) upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties desire to execute and deliver this Agreement and all related or necessary documentation that may be reasonably required or necessary to complete the Merger as contemplated by the Parties under the Nevada Revised Statutes (the “NRS”) or otherwise (collectively, the “Transaction Documents”);

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto do hereby agree as follows:

ARTICLE 1
THE MERGER; CONVERSION OF SHARES

1.1

The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary will be merged with and into Company in accordance with the provisions of the NRS, whereupon the separate corporate

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existence of Merger Subsidiary will cease, and Company will continue as the surviving corporation (the “Surviving Corporation”).  From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of Company and Merger Subsidiary, all as more fully described in the NRS.

1.2

Effective Time.  As soon as practicable after each of the conditions set forth in Article 5 and Article 6 have been satisfied or waived, Company and Merger Subsidiary will file, or cause to be filed, with the Nevada Secretary of State, Articles of Merger for the Merger, which Articles will be in the form required by and executed in accordance with the applicable provisions of the NRS.  The Merger will become effective at the time such filing is made, or if agreed otherwise by the Parties, such later time or date as may be set forth in the Articles of Merger (the “Effective Time”).

1.3

Closing.  Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 8 hereof, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Parties, which will be no later than December 31, 2017 (the “Termination Date”), subject, however, to the satisfaction or waiver of all of the conditions provided for in Articles 5 and 6 hereof by such date.  The Closing will be held at the offices of Leonard W. Burningham, Esq., 2150 South 1300 East, Suite 500, Salt Lake City, Utah 84106, or at such other place as the Parties may agree, at which time and place duly executed copies of the Transaction Documents necessary or appropriate to effect the Merger and the transactions contemplated herein or thereby will be exchanged by the Parties.  Except as otherwise provided herein, all actions taken at the Closing will be deemed to be taken simultaneously.

1.4

Conversion of Interests.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Company and/or Merger Subsidiary:

(a)

One hundred percent (100%) of the shares of common stock of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into 13,500,000 shares of common stock of Parent, par value $0.001 per share (“Parent Common Stock”).  The amount of Parent Common Stock into which shares of Company Common Stock shall be converted is referred to herein as the “Merger Consideration.”

(b)

All stock options, warrants, convertible debt other convertible securities or other rights to acquire shares or securities of any kind of Company (collectively, “Company Convertible Securities”) outstanding at the Effective Time, whether or not exercisable and whether or not vested (all of which are listed in Company Disclosure Schedule in Section 2.3 thereof) shall be cancelled at the Effective Time, provided, however, any amounts due under documents related to convertible debt shall continue as debt of Company and shall be assumed by Parent.

 (c)

Except as expressly set forth herein, each share of any other equity interest or right related to any other equity interest of Company (other than Company Common

Stock) shall be cancelled, without payment of any consideration therefor and without any conversion thereof.

(d)

Each share of common stock of Merger Subsidiary, par value $0.001 per share (“Merger Subsidiary Common Stock”) issued and outstanding immediately prior to the Effective Time, shall be cancelled as of the Effective Time.

(e)

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary or any direct or indirect subsidiary of Parent or Merger Subsidiary, shall be cancelled, without payment of any consideration therefor and without any conversion thereof.  Furthermore, at the Effective Time, one (1) share of Company Common Stock shall be issued to Parent.

1.5

Exchange of Company Common Stock.

(a)

At the Closing, Company and Company Shareholder shall cause the delivery of all Company Common Stock outstanding immediately prior to the Effective Time to Parent (“Company Shareholder Company Certificates”), together with appropriate duly executed assignments of Company Shareholder, in exchange for the number of whole shares of Parent Common Stock into which such interests have been converted as provided in Section 1.4(a), and Company Shareholder Company Certificates so surrendered shall be cancelled.  Company Common Stock outstanding shall be exchanged for Parent Common Stock in accordance with Section 1.4(a) on delivery by Company Shareholder of Company Shareholder Common Stock Certificates (“Company Certificates”) to Parent.

(b)

All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.

(c)

As of the Effective Time, Company Shareholder’s Company Certificates representing shares of Company Common Stock shall cease to have any rights as Company shareholders, except such rights, if any, as they may have pursuant to the NRS.  Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive certificates representing the number of whole shares of Parent Common Stock into which Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.4(a).

(d)

No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Certificates; no dividend or other distribution of Parent shall relate to any fractional share; and any such fractional share shall not entitle the holder thereof to vote or to any rights of a shareholder of Parent.

1.6

Articles of Incorporation of the Surviving Corporation.  The Articles of Incorporation of Company as in effect immediately prior to the Effective Time will be the

Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.7

Bylaws of the Surviving Corporation.  The Bylaws of Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8

Directors and Officers of the Surviving Corporation and Parent.

(a)

Directors and Officers of the Surviving Corporation.  The directors and officers of Company, as of the Effective Time, shall continue as the directors of the Surviving Corporation.

(b)

Directors of the Parent.  The directors of Parent immediately prior to the Effective Time shall appoint D. Sean McEwen to Parent’s Board of Directors and as Chairman of the Board of Directors in accordance with Parent’s Amended Bylaws; and the officers of the Surviving Corporation shall be appointed as officers of Parent by the then serving Board of Directors or new directors, as follows: D. Sean McEwen, Chairman, President and CEO; and Brian R. Riffle, Chief Financial Officer.  All other directors and executive officers of Parent, with the exception of Mark Savage, who shall remain as a director of Parent, and Matthew Atkinson, who shall remain as the Secretary of Parent, shall resign, in seriatim, at the Closing.

1.9

Change of Fiscal Year and Termination of Company “S Corporation Election.”  At the Effective Time, Parent shall change its fiscal year from September 30 to a calendar year end of December 31 of each year to coincide with the calendar fiscal year end of Company; the “S Corporation Election” of Company shall terminate; and the Parties agree to make all necessary tax elections to achieve a direct tax accounting cut-off as of the date of such termination for purposes of reporting the applicable short period S and C corporation tax returns of the Parties.

1.10

Total Outstanding Shares of Parent Common Stock at Closing.  Not taking into account 5,000,000 shares that shall be reserved for issuance to directors, executive officers and employees as incentives or otherwise as outlined in Section 6.4(e) and the 6,500,000 shares reserved for funding in Section 6.4(g), on the Closing of the Merger, there shall be 27,192,286 outstanding shares of Parent Common Stock.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Company and Company Shareholder hereby represent and warrant to Parent and Merger Subsidiary as is set forth below.  These representations and warranties shall be limited to the actual knowledge of Company and D. Sean McEwen/Company Shareholder without any duty to investigate.

2.1

Disclosure Schedule.  The disclosure schedule attached hereto and incorporated herein by reference as Exhibit 2.1 (“Company Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 2.  Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 2.

2.2

Corporate Organization, etc.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Company. Company Disclosure Schedule contains a list of all jurisdictions in which Company is qualified or licensed to do business and includes complete and correct copies of Company’s articles of incorporation and bylaws.  Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

2.3

Capitalization.  The authorized capital securities of Company is set forth in the Company Disclosure Schedule.  The number of shares of Company Common Stock outstanding as of the date of this Agreement and as set forth in Company Disclosure Schedule represent all of the issued and outstanding capital securities of Company.  All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights.  There are no shares of Company Common Stock or other equity securities of Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights.  Other than as set forth on Company Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Company, including any right of conversion or exchange under any security or other instrument.  Company has no subsidiaries.

2.4

Authorization, etc.  Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by Company and is the valid and binding legal obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

2.5

Non-Contravention.  Except as set forth in Company Disclosure Schedule, neither the execution, delivery nor performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

(a)

violate, contravene or be in conflict with any provision of the articles of incorporation or bylaws of Company;

(b)

be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Company is a party or by which Company or any of Company’s properties or assets is or may be bound;

(c)

result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever (“Encumbrances”) upon any property or assets of Company under any debt, obligation, contract, agreement or commitment to which Company is a party or by which Company or any of Company’s assets or properties are bound; or

(d)

materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”).

2.6

Consents and Approvals.  Except as set forth in Company Disclosure Schedule, with respect to Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (“Consent”) any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Company or the consummation by Company of the transactions contemplated herein.

2.7

Financial Statements.  Company Disclosure Schedule contains a copy of the financial statements of Company for the years ended December 31, 2016 (unaudited), and 2015 (a compilation), and interim financial statements for the period ended September 30, 2017 (reviewed”) (“Company Financial Statements”).  Except as disclosed therein or in Company Disclosure Schedule, Company Financial Statements: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (ii) fairly present, in all material respects, the consolidated financial position of Company as of the respective dates and for the periods thereof and the results of operations of Company for the periods covered thereby.  All adjustments considered necessary for a fair presentation of Company Financial Statements have been included.

2.8

Absence of Undisclosed Liabilities.  Company does not have any material liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (i) Liabilities that are fully reflected or reserved for in Company Financial Statements; (ii) Liabilities that are set forth on Company

Disclosure Schedule; (iii) Liabilities incurred by Company in the ordinary course of business after the date of Company Financial Statements and consistent with past practice; (iv) Liabilities in an amount not to exceed $5,000 individually or in the aggregate unless such amounts are disclosed on Company Disclosure Schedule; or (v) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Section 2.14 of Company Disclosure Schedule.

2.9

Absence of Certain Changes.  Except as set forth in Company Disclosure Schedule, since September 30, 2017, Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)

Company has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on Company; and

(b)

Company has not suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on  Company.

2.10

Assets. Except as set forth in Company Disclosure Schedule, Company has good and marketable title to all of its assets and properties, whether or not reflected in Company Financial Statements or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for Company to conduct its business and operations as currently conducted and intended to be conducted (collectively, the “Assets”), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a “Lien”), other than (i) liens securing specific Liabilities shown in Company Financial Statements with respect to which no breach, violation or default exists; (ii) mechanics’, carriers’, workers’ or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of Company as currently conducted and intended to be conducted; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings (“Permitted Liens”).

2.11

Receivables and Payables.

(a)

Except as set forth on Company Disclosure Schedule, all accounts receivable of Company represent sales in the ordinary course of business and, to  Company’s knowledge, are current and collectible net of any reserves shown in Company Financial Statements and none of such receivables is subject to any Lien other than a Permitted Lien.

(b)

Except as set forth on Company Disclosure Schedule, all payables of  Company arose in bona fide transactions in the ordinary course of business and no such payable is delinquent by more than sixty (60) days beyond the due date in its payment.

2.12

Intellectual Property Rights.  Company owns or has the unrestricted right to use, and Company Disclosure Schedule contains a detailed listing of, all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, “Intellectual Property Rights”) used in, or necessary for, the operation of its business as currently conducted or intended to be conducted.  Except as set forth on Company Disclosure Schedule, to Company’s knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the business of Company as presently conducted and as intended to be conducted does not infringe or violate the Intellectual Property Rights of any person or entity.  Except as described on Company Disclosure Schedule, to Company’s knowledge: (i) Company does not own or use any Intellectual Property Rights pursuant to any written license agreement; (ii) Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; and (iii) Company owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights, free and clear of all Liens and Encumbrances.  All license agreements relating to Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of Company or, to the knowledge of Company, any other party thereto.

2.13

Litigation.  Except as set forth in Company Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Company, threatened or contemplated by or against or involving Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

2.14

Contracts and Commitments; No Default.

(a)

Except as set forth in Company Disclosure Schedule, Company is not a party to, nor are any of the Assets bound by, any written or oral:

(i)

employment, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

(ii)

indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Company;

(iii)

contract, agreement, lease  (real or personal property) or arrangement that (A) is not terminable on less than 30 days’ notice without penalty, (B) is not over one year in length of obligation of Company, or (C) involves an obligation of more than $50,000 over its term;

(iv)

contract, agreement, commitment or license relating to Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.14;

(v)

obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

(vi)

outstanding sales or purchase contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

(b)

True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.14 (“Company Contracts”) have been provided to Parent for review. Except as set forth in Company Disclosure Schedule, all of Company Contracts items are valid and enforceable by and against Company in accordance with their terms, and are in full force and effect.  Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

2.15

Compliance with Law; Permits and Other Operating Rights.  Except as set forth in Company Disclosure Schedule, the Assets, properties, business and operations of Company are and have been in compliance in all respects with all Laws applicable to Company’s assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Company from being able to continue to use such permits and operating rights.  Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

2.16

Brokers.  Except as otherwise set forth in Section 2.16 of Company Disclosure Schedule, neither Company nor Company Shareholder, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Company or Company Shareholder for any such fee or commission to be claimed by any person or entity.

2.17

Books and Records.  The books of account, minute books, stock record books and other material records of Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices.  The minute books of Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors, officers, managers, director committees and manager committees of Company.

2.18

Business Generally; Accuracy of Information.  No representation or warranty made by Company in this Agreement, Company Disclosure Schedule or in any document, agreement or certificate furnished or to be furnished to Parent at the Closing by or on behalf of Company or Company Shareholder in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly presents the information required or purported to be set forth herein or therein.

2.19

Company Shareholder.  Company Shareholder: (i) has all requisite corporate power and authority to enter into, execute, deliver and perform his obligations under this Agreement, and this Agreement has been duly and validly executed and delivered by him and is the valid and binding legal obligation of Company Shareholder enforceable against him in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally; (ii) is the lawful owner of 100% of the outstanding Company Common Stock, free and clear of any lien or encumbrance of any type or nature whatsoever; (iii) is an “accredited investor” as defined in United States Securities and Exchange Commission (the “SEC”) Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and understands the meaning of the term “accredited investor”; (iv) has had access to all filings of Parent in the Edgar Archives of the SEC; (v) has had the opportunity to ask questions of the directors and executive officers of Parent regarding Parent, and to the extent Company Shareholder utilized this opportunity, all questions asked by him have been answered to his total satisfaction; (vi) is acquiring Parent Common Stock for “investment purposes” and knows and understands the meaning of this term; (vii) understands that Parent Common Stock he will receive as Merger Consideration hereunder comprise “restricted securities” as defined in SEC Rule 144, and that the resale of such shares of Parent Common Stock will be required to be registered with the SEC and sold by him under an “effective” registration statement filed with the SEC and a resale prospectus or in full compliance with SEC Rule 144 as currently in effect or as amended from time to time or another available exemption from registration under the Securities Act, and that as a result thereof, an investment in Parent Common Stock is illiquid, and Company Shareholder may be required to hold these shares of Parent Common Stock for a long period of time, to or including in excess of one (1) year from the Closing and the filing of an 8-K Current Report that includes all audited and reviewed financial statements of Company prior to any sale or disposition of these shares; and (viii) is fully capable of assuming the risk of loss of any investment in Parent resulting from the Closing of the Merger or otherwise.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUBSIDIARY

 Parent and Mr. Savage, Mr. Atkinson and M2, hereby represent and warrant to Company and Company Shareholder as is set forth below.  These representations and warranties shall be limited to the actual collective knowledge of Parent, Mr. Savage, Mr. Atkinson and M2 without any duty to investigate.

3.1

Disclosure Schedule.  The disclosure schedule attached hereto and incorporated herein by reference as Exhibit 3.1 (“Parent Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 3.  Parent Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 3.

3.2

Corporate Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each of Parent and Merger Subsidiary has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Subsidiary.  Parent owns all of the outstanding capital stock of Merger Subsidiary.  Parent does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity, other than Merger Subsidiary.

3.3

Authorization.  Each of Parent and the Merger Subsidiary has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Boards of Directors of Parent and the Merger Subsidiary, and Parent as the sole shareholder of the Merger Subsidiary, have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.  This Agreement is the valid and binding legal obligation of Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors’ rights generally.

3.4

Capitalization.  The authorized capital securities of Parent and Merger Subsidiary are set forth in the Parent Disclosure Schedule.  The number of shares of Parent Common Stock outstanding as of the date of this Agreement and as set forth in Parent Disclosure Schedule, represent all of the issued and outstanding capital securities of the Parent.  All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights.  There are no shares of Parent Common Stock or other equity securities of Parent outstanding or any securities convertible into or exchangeable for such interests, securities or rights.  Other than as set forth on the Parent Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Parent is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Parent, including any right of conversion or exchange under any security or other instrument.

3.5

Non-Contravention.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated herein will:

(a)

violate any provision of the articles of incorporation or bylaws of Parent or the Merger Subsidiary; or

(b)

be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their respective properties or assets is or may be bound;

(c)

result in the creation or imposition of any Encumbrance upon any property or assets of Parent or Merger Subsidiary under any debt, obligation, contract, agreement or commitment to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their respective assets or properties is or may be bound; or

(d)

violate any Law of any Authority.

3.6

Consents and Approvals.  No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Parent or Merger Subsidiary.

3.6

Valid Issuance.  Parent Common Stock to be issued in connection with the Merger will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

3.7

Financial Statements.  The financial statements of Parent consisting of audited financial statements for the fiscal years ended September 30, 2016, and 2015, and reviewed interim financial statements for the period ended June 30, 2017 (the “Parent Financial Statements”): (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (ii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby.  All adjustments considered necessary for a fair presentation of the Parent Financial Statements have been included.

3.8

No Liabilities.  Parent does not have any Liabilities, except for (i) Liabilities expressly stated in the most recent balance sheet and as amended by the Subsequent Event footnotes to such balance sheet, or (ii) other Liabilities which do not exceed $10,000 in the aggregate, except as set forth in Parent Disclosure Schedule in Section 3.9 thereof.

3.9

No Assets.  As of the Closing, Parent will have the assets and operations identified in the most recent balance sheet and notes thereto of Parent Financial Statements and as included in Parent Disclosure Schedule.

3.10

Absence of Certain Changes.  Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Parent has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Parent.

3.11

Litigation.  There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Parent or Merger Subsidiary, threatened or contemplated by or against or involving the Parent, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

3.12

Contracts and Commitments; No Default.  Parent is not a party to, nor are any of its Assets bound by, any contract (a “Parent Contracts”) that is not disclosed in Parent Disclosure Schedule.  None of Parent Contracts contains a provision requiring the Consent of any party with respect to the consummation of the transactions contemplated by this Agreement.  Parent is not in breach, violation or default, however defined, in the performance of any of its obligations under any of Parent Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of  Parent, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

3.13

No Broker or Finder.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

3.14

Intercompany and Affiliate Transactions; Insider Interests.  Except as expressly identified in the reports and registration statements of Parent filed with the SEC (“Parent SEC Reports and Registration Statements”) and in the Consent of the Board of Directors of Parent approving the Merger, there are, and during the last two (2) years, there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between Parent, on the one hand, and any director, officer, employee, shareholder, or affiliate of Parent, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for the Parent or from, to, by or for any of such persons, that are effected with all corporate consents and approvals necessary under controlling law, and currently in effect.

3.15

Business Generally; Accuracy of Information.  No representation or warranty made by Parent in this Agreement, Parent Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Company at the Closing by or on behalf of Parent in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

3.16

SEC Reports and Registration Statements.  Parent is a “reporting issuer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has timely filed all reports required to be filed by it under Section 13 of the Exchange Act.  Parent SEC Reports and Registration Statements do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

ARTICLE 4
COVENANTS OF THE PARTIES

4.1

Conduct of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Company and Parent will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices.  Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed in Parent Disclosure Schedule or Company Disclosure Schedule, respectively, prior to the Closing Date, without the prior written consent of the other Parties, not to be unreasonably delayed, Parent and Company each will not:

(a)

amend its articles of incorporation or bylaws;

(b)

issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

(c)

adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other securities;

(d)

declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

(e)

(i) except as required under any employment agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

(f)

hire any additional personnel except in the ordinary course of business;

(g)

incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $10,000 in the case of Parent or $50,000 in the case of Company;

(h)

make or enter into any commitment for capital expenditures in excess of $10,000 in the case of Parent or $50,000 in the case of Company;

(i)

pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

(j)

terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

(k)

acquire any of the business or assets of any other person or entity;

(l)

permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

(m)

enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

(n)

settle or compromise any suit, claim or dispute, or threatened suit, claim or dispute (other than any settlement or compromise having no Material Adverse Effect upon its assets, operations or financial position); or

(o)

agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

Nothing herein shall prevent each Party from operating its business in the ordinary course and consistent with past practice.

4.2

Full Access.  Throughout the period prior to Closing, each Party has and will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the other Party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing Party.  Each Party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing Parties.

4.3

Confidentiality.  Each Party hereto agrees that it will not use, or permit the use of, any of the information relating to any other Party hereto furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other Party or otherwise than in connection with the transactions, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose” or “Disclosure”), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing Party will first obtain the recipients’ undertaking to comply with the provisions of this Section with respect to such Information.  The term “Information” as used herein will not include any information relating to a Party that the Party disclosing such information can show: (i) to have been in its possession prior to its receipt from another Party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing Party; (iii) to have been available to the public at the time of its receipt by the disclosing Party; (iv) to have been received separately by the disclosing Party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing Party without regard to any information received in connection with this transaction or related transactions contemplated herein.  Each Party hereto also agrees to promptly return to the Party from whom it originally received such Information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur.  All

Parties hereto will be deemed to have satisfied each’ obligations to hold the Information confidential if each exercises the same care as each takes with respect to each Party’s similar information.

4.4

Filings; Consents; Removal of Objections.  Subject to the terms and conditions herein provided, the Parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein.  In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

4.5

Further Assurances; Cooperation; Notification.

(a)

Each Party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement.  Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Parent and without further consideration, Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

(b)

At all times from the date hereof until the Closing, each Party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such Party to satisfy the conditions specified in this Article 4.

4.6

Supplements to Disclosure Schedule.  Prior to the Closing, each Party will supplement or amend each Party’s respective Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in each Party’s Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedules or in any representation and warranty of Parent or Company which has been rendered inaccurate by reason of such event or development.  For purposes of determining the accuracy as of the date hereof of the representations and warranties of Company contained in Article 2 hereof or Parent in Article 3 hereof in order to determine the fulfillment of the conditions set forth herein, the Disclosure Schedule of each Party will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Parties respective Disclosure Schedules, except to the extent such information is delivered prior to Closing.

4.7

Public Announcements.  No Party hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however, that any Party hereto may at any time make any announcement that is required by applicable Law so long as the Party so required to make an announcement promptly upon learning of such requirement notifies the other Party of such requirement and discusses with the other Party in good faith the exact proposed wording of any such announcement.

4.8

Satisfaction of Conditions Precedent.  Each Party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

4.9

Resignation of Officers And Directors.  At the Closing, the pre-Closing directors and officers of Parent, to the extent outlined in Section 1.8(b) only, shall submit their written resignations from such offices effective as of the Closing, in seriatim.  Prior to their resignations, the pre-Closing directors of Parent shall appoint to the Board of Directors of Parent and elect those officers to the positions indicated in Section 1.8(b), effective as of the Closing.

4.10

8-K Current Report.  Within four (4) business days of the execution and delivery of the Agreement, Parent will cause the required 8-K Current Report on SEC Form 8-K to be filed with the SEC (the “8-K Current Report”), and within four (4) business days of the Effective Time of the Merger, Parent will amend any such Current Report and file it with the SEC, and subsequently, file such further amendments as may be required or necessary.

ARTICLE 5
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT
AND MERGER SUBSIDIARY

Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Parent, of each of the following conditions:

5.1

Representations and Warranties True.  The representations and warranties of  Company contained in this Agreement, including without limitation in Company Disclosure Schedule initially delivered to Parent as Exhibit 2.1 (and not including any changes or additions delivered to Parent pursuant to Section 4.6, unless delivered prior to Closing), will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

5.2

Performance.  Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

5.3

Required Approvals and Consents.

(a)

All action required by law and otherwise to be taken by the Company Shareholder to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)

All Consents of or from all Authorities or others required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Parent will have received copies thereof.

5.4

Agreements and Documents.  Parent and Merger Subsidiary will have received the following agreements and documents, each of which will be in full force and effect:

(a)

a certificate executed on behalf of Company by its Chief Executive Officer confirming that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.7 and 5.8 have been duly satisfied;

(b)

a Joint Company Board of Directors and Company Shareholder Written Consent to Merger in the form of Exhibit 5.4(b) attached hereto and incorporated herein by reference, among other provisions thereof, executed by all members of Company Board of Directors and Company  Shareholder; and

(c)

a duly executed agreement cancelling the Stock Option Agreement in the form of Exhibit 5.4(c) attached hereto and incorporated herein by reference and held by Charles L. Schneider, Jr. under date of July 1, 2016, to acquire an equity interest in Company (the “Schneider Stock Option Cancellation Agreement”);

5.5

Adverse Changes.  No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Company since September 30, 2017, except as set forth in Company Disclosure Schedule or incurred in the ordinary course of business and consistent with past practice.

5.6

No Proceeding or Litigation.  Except as set forth in Company Disclosure Schedule, no suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Parent, individually or in the aggregate, otherwise have a Material Adverse Effect on Company’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

5.7

Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

5.8

Appropriate Documentation.  Parent will have received, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Parent may reasonably request, along with duly executed copies of the Transaction Documents by the Parties and the Company Certificates.

ARTICLE 6
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY

Notwithstanding anything in this Agreement to the contrary, the obligation of Company to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

6.1

Representations and Warranties True.  The representations and warranties of Parent contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

6.2

Performance.  Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing, including the obligations of the pre-Closing officers and directors of Parent set forth in Section 4.9.

6.3

Required Approvals and Consents.

(a)

All action required by law and otherwise to be taken by the directors and shareholders of the Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)

All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Company will have received copies thereof.

6.4

Agreements and Documents.  Company will have received the following agreements and documents, each of which will be in full force and effect:

(a)

a certificate executed on behalf of Parent by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.7 and 6.8 have been duly satisfied;

(b)

resolutions of the Boards of Directors of Parent and of Merger Subsidiary, certified by the Secretary of Parent, approving the transactions contemplated by this Agreement (by Parent as a Party and as the sole shareholder of Merger Subsidiary), including the Merger, the issuance of the Merger Consideration and the matters referred to in Section 1.8(b) of this Agreement or as otherwise required to complete the transactions contemplated hereby, including the guarantee of the respective Employment Agreements between Company and Charles L. Schneider, Jr. and J. William Riner;

(c)

a duly executed Employment Agreement of Company Shareholder in the form of Exhibit 6.4(c) attached hereto and incorporated herein by reference (“Company Shareholder Employment Agreement”), among other employment agreements as Parent and Company may agree in writing prior to or at the Closing, which other employment agreements will contain customary confidentiality and non-competition, non-solicitation of customers and employees and assignment of invention provisions, together with agreed upon severance provisions in the event of termination without cause, among other provisions, with such employment agreements to supersede any currently existing employment agreements of such persons (the “Other Employment Agreements”).  Company Shareholder Employment Agreement shall also provide for him to serve as Chairman of the Board of Directors and CEO of Parent for not less than two (2) years from the Closing Date;

(d)

a duly executed Shareholder Voting Agreement in the form of Exhibit 6.4(d) attached hereto and incorporated herein by reference between Company Shareholder, Parent, Mr. Savage, Mr. Atkinson and M2 (along with appropriate amendments to the Bylaws of Parent) that will grant Company Shareholder the right to veto, for a period of two (2) years, with respect to the matters covered thereby, including, but not limited to: (i) increase the compensation of any employee of Parent by more than $20,000 in any one calendar year and for these purposes, the term compensation includes any form of remuneration or monetary benefit; (ii) issue stock, create a new class of stock, grant options or warrants, modify any shareholder, option holder or warrant holder right, grant conversion rights, or take any other action that directly or indirectly dilutes the outstanding stock of Parent; excepting the issuance of stock pursuant to Section 6.4(e) of the Merger Agreement; (iii) issue debt in excess of $100,000 in aggregate in any one calendar year; (iv) approve a plan of merger, reorganization, or conversion; (v) sell, transfer or otherwise convey assets of Parent having an aggregate value in excess of $100,000 in any one calendar year, other than in ordinary course of the business of Parent; (vi) enter into a contract or other transaction having a total aggregate contractual liability in excess of $100,000 in any one calendar year;  (vii) change the Bylaws modifying this shareholder consent requirement; and (viii) to include Company Shareholder as a “nominee” to the Board of Directors of  Parent in any special or annual meeting of Parent’s shareholders to elect members of the Board of Directors of Parent and to vote all proxies provided to management in connection with any such meeting for the Shareholder as one of the “nominees” to the Board of Directors so long as the Shareholder owns 5% or more of the outstanding shares of the Company Common Stock; provided, however, if the Shareholder has been removed as a director for cause by the Parent shareholders and such removal has been confirmed by a Delaware court of competent jurisdiction under Delaware Law, this “nominee” provision shall not be enforceable by the Shareholder and shall be void;

(e)

reserve 5,000,000 shares of authorized Parent Common Stock for issuance to directors, executive officers and employees as incentives or otherwise as provided by resolution of the Board of Directors or any committee appointed for this purpose by the Board of Directors for the granting of any such stock options up to 5,000,000 shares under any of the aforesaid Employment Agreements or otherwise and grant, effective at the Closing, an aggregate of 3,850,000 incentive stock options to acquire shares of Parent Common Stock in the form of Exhibit 6.4(e) attached hereto and incorporated herein by reference from such reserved shares, to: D. Sean McEwen (1,500,000 shares), Mark Savage (250,000 shares), Matthew Atkinson (250,000 shares), John Shadek (50,000 shares), Charles L. Schneider, Jr. (1,500,000 shares) and J. William Riner (300,000 shares). along with such other incentive stock options from such reserved shares as the Parties may agree in writing at or prior to the Closing, up to the number of such reserved shares only;

(f)

Company Shareholder, Mr. Savage, Mr. Atkinson and M2 shall execute and deliver the Lock-Up/Leak-Out Agreement in the form of Exhibit 6.4(f) at the Closing;

(g)

Subsequent to the Closing, Parent will use its “best efforts” to complete an equity funding of not less than $1,300,000 through the sale of not more than 6,500,000 shares of Parent Common Stock; and

(h)

The Bylaws of the Company shall be amended as provided in the form of Exhibit 6.4(h) attached hereto and incorporated herein by reference; and

(i)

Subject to full payment of Parent expenses outlined in Schedule 3.9 and Schedule 3.13 of Parent Disclosure Schedule, Company Shareholder will be paid $150,000 for advances loaned to Company.

(j)

Parent, in its sole discretion, and subject to the unanimous approval of the Board of Directors, and the availability of all required or necessary audited and reviewed financial statements of Parent and Company, as applicable, that may be required for any such registration statement, will file a registration statement with the SEC within a reasonable time of the Closing to register a portion of the outstanding shares of Parent Common Stock for resale in a secondary offering by Parent shareholders whose shares are included therein and will use its “best efforts” to have such registration statement declared effective by the SEC (a “Registration Statement”), with the primary purpose of such Registration Statement being to increase the “public float” of the outstanding shares of Parent Common Stock.  No registration rights of any kind have been granted to anyone by Parent, and it is anticipated that any registration of shares of Parent Common Stock will be completed on a pro rata basis among selling shareholders who may be granted any registration rights for their respective shares of Parent Common Stock in the future, though pro rata registration is not a condition to which the Board of Directors shall be subject.

6.5

Adverse Changes.  No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Parent since September 30, 2017, except as set forth in Parent Disclosure Schedule or incurred in the ordinary course of business and consistent with past practice.

6.6

No Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

6.7

Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

6.8

Appropriate Documentation.  Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as Company may reasonably request, along with duly executed copies of the Transaction Documents by the Parties.

ARTICLE 7

INDEMNIFICATION

7.1

Indemnification by the Parties.  From and after the Closing and subject to the limitations in Section 7.2 and Section 9.2, the Parent Parties on the one hand and Company Parties on the other hand (each an “Indemnifying Party”), shall indemnify, defend and hold harmless each other Party (each an “Indemnitee” and collectively, the “Indemnitees”) from and against any and all claims, losses or liability (the “Damages”), directly or indirectly, asserted against or incurred by an Indemnitee by reason of or resulting from a material (i) breach of any representation, warranty or covenant contained herein, or (ii) breach of any representation, warranty or covenant in any Exhibit executed and delivered at the Closing; provided, however, that the Damages shall not exceed the aggregate $100,000 (the “Cap”).

7.2

Claims Period.  The Indemnitees shall have a twelve (12) month period during which a claim of Damages for indemnification may be asserted under this Agreement.

7.3

Indemnification Proceedings.  Promptly after receipt by any Indemnitee of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 7.1, such Indemnitee shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnitee so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligations hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnitee shall have the right to retain Indemnitee’s own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless: (i) the Indemnifying Party and the Indemnitee shall have mutually agreed to the retention of such counsel; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnitee in such proceeding; or (iii) in the reasonable judgment of counsel to such Indemnitee, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without the Indemnitee’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, delayed or conditioned, the Indemnifying Party shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding.

ARTICLE 8
TERMINATION AND ABANDONMENT

8.1

Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by the written consent of Company and Parent.

8.2

Termination by Either Company or Parent.  This Agreement may be terminated by either Company or Parent if the Closing is not consummated by the Termination Date (provided that the right to terminate this Agreement under this Section 8.2 will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

8.3

Termination by Parent.  This Agreement may be terminated at any time prior to the Closing by Parent if any of the conditions provided for in Article 5 have not been met or waived by Parent in writing prior to the Closing.

8.4

Termination by the Company.  This Agreement may be terminated prior to the Closing by action of Company if any of the conditions provided for in Article 6 have not been met or waived by Company in writing prior to the Closing.

8.5

Procedure and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by Company or Parent pursuant to this Article 8, written notice thereof will be given to all other Parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the Parties hereto. If this Agreement is terminated as provided herein:

(a)

Each of the Parties will, upon request, redeliver all documents, work papers and other material of the other Parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same;

(b)

No Party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such Party or any representative, agent, employee or independent contractor thereof; and

(c)

All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE 9
MISCELLANEOUS  PROVISIONS

9.1

Expenses.  Parent and Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

9.2

Survival.  The representations and warranties of the Parties shall survive the Closing for a period of one (1) year.

9.3

Amendment and Modification.  Subject to applicable Law, this Agreement may be amended or modified by the Parties hereto at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the Parties hereto.

9.4

Waiver of Compliance; Consents.  Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a Party, such consent will be given in writing in the same manner as for waivers of compliance.

9.5

No Third Party Beneficiaries.  Nothing in this Agreement will entitle any person or entity (other than the Parties hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

9.6

Notices.  All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as the Company will furnish to the other Parties hereto in writing in accordance with this Section 9.6.

If to Company or Company Majority Shareholders Prior to the Merger:	With a copy to:
KonaTel, Inc. D. Sean McEwen, President 1910 Minno Drive, Suite 210 Johnstown, Pennsylvania 15905 Email: sean@konatel.com	Susanna Truax Kintz, Esq. Reese Kintz, LLC 916 Southwood Blvd., Suite 3A Incline Village, Nevada 89451 Email: SKitz@reesekintz.com or to such other person or address as either Company or Company Shareholders will furnish to the other Parties hereto in writing in accordance with this Section 9.6.

If to Parent or Merger Subsidiary Prior to the Merger:	With a copy to:
Dala Petroleum Corp. Mark Savage, President P.O. Box 947 Crosslake, Minnesota 56442 Email: msavagem2@gmail.com	Leonard W. Burningham, Esq. 2150 South 1300 East, Suite 500 Salt Lake City, Utah 84106 Email: lwb@burninglaw.com or to such other person or address as Parent will furnish to the other Parties hereto in writing in accordance with this Section 9.6.

9.7

Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the Parties hereto without the prior written consent of the other Parties.

9.8

Governing Law.  This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Nevada (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies; provided, however, provisions in ancillary agreements or documents executed and delivered as a condition to the Closing of the Agreement that provide for the governing law of one or more other states of the United States shall be excepted from this Section, and the governing law provided therein shall be the governing law of each such ancillary agreement or document.

9.9

Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.10

Headings.  The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

9.11

Entire Agreement.  This Agreement, the Disclosure Schedules and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this Agreement or the Transaction Documents.

There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement.  Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

9.12

Definition of Material Adverse Effect.  “Material Adverse Effect” with respect to a Party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that Party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction or related transactions contemplated herein, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

(Signature Page Follows)

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DALA PETROLEUM CORP. By: /s/ Mark Savage Mark Savage, President	KONATEL, INC. By: /s/ D. Sean McEwen D. Sean McEwen, President
DALA ACQUISITION, INC. By: /s/ Mark Savage Mark Savage, President	COMPANY SHAREHOLDER /s/ D. Sean McEwen D. Sean McEwen, 100% Shareholder
MARK SAVAGE /s/ Mark Savage Mark Savage, Individually
MATTHEW ATKINSON /s/ Matthew Atkinson Matthew Atkinson, Individually
M2 EQUITY PARTNERS LLC. By: /s/ Matthew Atkinson Matthew Atkinson, Manager

EXHIBIT 2.1

Company Disclosure Schedule

EXHIBIT 3.1

Parent Disclosure Schedule

EXHIBIT 5.4(b)

Joint Board of Directors and Company Shareholder Written Consent to Merger

EXHIBIT 5.4(c)

Schneider Stock Option Cancellation Agreement

EXHIBIT 6.4(c)

D. Sean McEwen Employment Agreement

 Exhibit 6.4(d)

Shareholder Voting Agreement

Exhibit 6.4(e)

Form of Incentive Stock Option

Exhibit 6.4(f)

Form of Lock-Up/Leak-Out Agreement

Exhibit 6.4(h)

Amended Bylaws